OFFICE TRANSLATION OF THE DEED OF INCORPORATION OF FLEXTRONICS INTERNATIONAL EUROPE B.V., HAVING ITS REGISTERED OFFICE AT AMSTERDAM, THE NETHERLANDS

On the thirty-first day of March, nineteen hundred and ninety-nine, there appeared before me, Mr Pieter Heyme Bolland, civil law notary, officiating in Rotterdam:
Margarethe Corine Bos, deputy civil law notary, residing at (3038 AV) Rotterdam, the Netherlands, Schieweg 209a BG, born at Rotterdam, the Netherlands, on the sixteenth day of March nineteen hundred and seventy-two, neither married nor registered partner, of Dutch nationality, drivers licence number 3017841030, acting for the purposes hereof as written attorney of the company organised under the laws of Singapore: **Flextronics International, Ltd.**, having its registered office at 36 Robinson Road, #18-01 City House, Singapore 068877, and with offices at 514 Chai Chee Lane #04-13 Bedok Industrial Estate, Singapore 469029.
The appearer stated that said proxy by this deed incorporates a private limited liability company with enactment of the following Articles of Association.

Name and domicile

Article 1

1. The name of the company is: Flextronics International Europe B.V.
2. The company has its registered office at Amsterdam, the Netherlands.

Object

Article 2

The object of the company is:

a. to acquire, to develop and to trade in patents, trade marks, licenses, know-how and other intellectual property rights concerning high technology manufacturing processes and procedures in Europe;
b. to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;
c. to incorporate, to participate in, to finance, to co-operate, to manage and to supply advice and to render services to enterprises and other companies;
d. to render guarantees, to bind the company and to pledge its assets for obligations of the companies and enterprises with which it forms a group and on behalf of third parties;
e. as well as everything pertaining to the foregoing, relating thereto or conducive thereto,

all in the widest sense of the word.

Capital and shares

Article 3

1. The authorised capital amounts to ninety thousend seven hundred and sixty Euro (EUR 90.760,=), divided into nine million seventy six thousand (9.076.000) shares, numbered 1 up to and including 9.076.000, each share having a par value of one Euro cent (EUR 0,01).
2. The shares shall be registered shares.
3. No share certificate shall be issued.
4. The issuance of shares, alienation of shares in the capital of the company by the company, as well as the granting of rights to subscribe for these shares, shall be effected by the board of management pursuant to a resolution of the general meeting of shareholders - hereinafter referred to as: "**the general meeting**" - which resolution shall lay down the date of issue, the number of shares to be issued, as well as the other conditions, under the proviso that the shares are not issued below par.
5. The general meeting may delegate its powers to pass resolutions referred to in the preceding paragraph to another corporate body and may revoke such delegation.
6. On the issuance of shares, each shareholder shall have a pre-emptive right pro rata to the aggregate amount of his shares,

subject to legal provisions. The pre-emptive right shall not be transferable.

7. The shares shall only be issued against payment in full.
8. The company may grant loans for the subscription or acquisition of shares in the capital of the company, but only to the extent of its distributable reserves.

Usufruct and right of pledge on shares

Article 4

1. A right of usufruct or pledge may be established on the shares of the company.
2. Usufructuaries and pledgees have no voting rights.
3. Usufructuaries and pledgees do not have the rights granted by law to holders of depositary receipts for shares issued with the co-operation of the company.

Depositary receipts for shares

Article 5

1. The company will not co-operate with the issue of depositary receipts for shares.
2. No bearer share-certificates may be issued.

Register of shareholders

Article 6

1. The board of managing directors will keep a register which contains:
   a. the names and addresses of shareholders;
   b. the amount paid on each share;
   c. the names and addresses of those who have a right of usufruct or pledge;
   d. each release of liability for payment due on shares.
2. The register must be regularly updated.
3. Each shareholder is obliged to ensure that his address is known to the company.
4. If requested, the board of managing directors will, free of charge, provide a shareholder, a usufructuary or pledgee with an extract from the register with respect to his rights to a share.
5. The board of managing directors makes the register available for inspection by shareholders at the company's offices.

Shares in joint-ownership

Article 7

1. If shares are jointly owned, the persons entitled to these shares may only exercise the rights attached to these shares if they are represented for this purpose vis-à-vis the company by a person appointed by them in writing or by the judge.
2. The name and address of this representative are entered in the register of shareholders.

Transfer of shares

Article 8

1. Each transfer of shares needs the approval of the general meeting.

2. The application for approval must be directed to the company, stating the number of shares involved and the name of the person to which the applicant intents to transfer the share(s).
3. The approval is supposed to be granted:
   a. if no decision is taken within thirty days;
   b. if in case the approval is denied, no others are appointed who are willing and able to buy all shares the application refers to against payment in cash of the price at which the shares will be valueted by one or more experts.
4. The transfer of the shares can only take place within three months after the approval has been granted or is supposed to be granted.
5. The company can only be appointed as person willing to buy the shares with the agreement of the applicant.
6. If the applicant accepts the person(s) willing to buy the shares on offer, the price of the shares will be determined by the company accountant if he is an independent accountant and otherwise by an expert appointed by the court (Kantonrechter) within whose district the company is statutarily established, unless the parties agree otherwise.
7. The applicant making the offer is entitled to withdraw his offer within a month after being informed of the person(s) willing to buy the shares and the price.
8. The application for approval and all notifications referred to in this article must be send by registered mail unless all shareholders agree unanimously otherwise.

<u>Acquisition of own shares</u>
<u>Article 9</u>

1. The company may only acquire shares in its own capital free of charge, or if all of the following provisions are complied with:
   a. the company's own equity minus the acquisition price is not smaller than the paid-in and called up part of the share capital plus the reserves which must be maintained by law;
   b. the nominal amount of the shares in its capital to be acquired and those already held by the company and its subsidiaries does not amount to more than half of the subscribed capital;
   c. authorisation for the acquisition has been granted by the general meeting or by another company body appointed by it.
2. The amount of the company's own capital according to the most recently adopted balance sheet, minus the acquisition price for the shares in the company's capital, and minus the distributions out of the profits or reserves to others which were owed by the company and its subsidiaries after the date the balance was adopted, determines the validity of the acquisition. If more than six months have passed after a close of the financial year without annual accounts having been adopted, the acquisition in accordance with paragraph 1 is not permitted.

3. The previous paragraphs do no apply to shares acquired by the company by operation of law.
4. Acquisition by the company of not fully paid-up shares in her own capital is void.

Issue and transfer of shares

Article 10

1. For issue of shares after incorporation or for the transfer of shares or for the creation or transfer of a limited right thereon, a notarial deed is required.
2. Unless the company herself is a party to the transfer, the rights attached to the shares may not be exercised before the acknowledgement by the company - whether of no of her own accord - of the transfer, or before the transfer has been served to the company.

Management

Article 11

1. The company is managed by a board of management, consisting of one or more managing directors. The general meeting determines the number of managing directors.
2. If a vacancy arises in the board of managing directors, the board of managing directors retains its powers.
3. In the event of the absence or failure to appear of all the managing directors, or of the sole managing director, the general meeting will make temporarily provisions.

Appointment, dismissal and salaries of managing directors

Article 12

1. The managing directors are appointed by the general meeting.
2. The general meeting will determine the salaries and other conditions of employment of every managing director.
3. Managing directors may be suspended or dismissed by the general meeting at any time.
4. The board of managing directors adopt a charter, setting out rules on the decisionmaking process of the board of managing directors. The charter requires the approval of the general meeting.
5. The board of managing directors may adopt an allocation of duties stating for which duty each managing director has a prime responsibility. Such allocation of duties requires the approval of the general meeting.

Approval of management decisions

Article 13

1. The general meeting may submit resolutions of the board of managing directors to its approval. Such resolutions are to be clearly defined and notified in writing to the board of managing directors.
2. The approval referred to in the previous paragraph does not have to be given for each individual case if it has been granted in a general sense.

3. The board of managing directors has to act in accordance with the directions of the general meeting concerning the financial, economical, social and personnel management.

Representation of the company

Article 14

1. The company is represented at law and otherwise by the board of managing directors, as well as by all managing directors acting jointly.
2. If the company has conflicting interests with one or more managing directors, the company may, with due observance of the provisions of paragraph 1 of this article, still be represented by that managing director. The general meeting is always empowered to appoint one or more persons for this purpose.
3. Legal acts between the company and the holder of all the shares in the capital of the company have to be laid down in writing if the company has been represented by the shareholder. The obligation to lay down the legal act in writing also applies if the company is represented by a person who is entitled to a matrimonial community of goods of which all shares are a part.
4. For the application of paragraph 3, shares held by the company or its subsidiaries are not taken into account. Paragraph 3 does not apply if the legal acts, and their conditions as agreed on, are part of the customary conduct of the business of the company.

General meeting

Article 15

1. The annual general meeting is held no more than six months after the end of the financial year.
2. The agenda of that meeting will contain at least the following points:
   a. the annual report;
   b. adoption of the annual accounts;
   c. determination of the distribution of profits.
3. Extraordinary general meetings are held whenever one of the managing directors considers this desirable, or one or more shareholders, collectively representing at least one tenth of the issued share capital, request this in writing, detailing the subjects to be dealt with.

Place and calling of the meeting

Article 16

1. The general meetings will be held in Amsterdam, Rotterdam, The Hague or Haarlemmermeer (Schiphol Airport).
2. All the shareholders must be notified of a general meeting.
3. The general meeting is called by the board of managing directors by letters sent to the addresses stated in the register of shareholders.
4. The letters contain the time and place of the general meeting, as well as the subjects to be dealt with.

5. The general meeting will be called no later than fifteen days before the day of the general meeting.

Chairmanship

Article 17

The general meeting chooses its own chairman.

Minutes

Article 18

1. Minutes of the business of the general meeting shall be drawn up, which are signed by the chairman of the general meeting and by a person appointed by him.
2. If an official record of the business of the general meeting is drawn up by a notary, it suffices for the chairman of the general meeting to co-sign this.

Rights related to the meeting

Article 19

1. Each shareholder is entitled to attend and speak at the general meeting.
2. Each shareholder may be represented at the general meeting by someone authorised in writing.

Decision making

Article 20

1. Each share confers the right to cast one vote.
2. All resolutions are adopted with an absolute majority of the votes cast, unless these articles of association require a larger majority.
3. Blank votes and invalid votes are considered not to have been cast.
4. Voting on business matters occurs orally; voting on persons takes place in writing by unsigned ballot.
5. In the case of a tie in votes on business matters, the proposal has been rejected.
6. If no one has acquired an absolute majority in a vote on persons in the first vote, a new, free vote is held. If again there is no absolute majority, there is another vote between the two persons who obtained the most votes between them in the second vote. If necessary, an interim vote is held to decide between which two persons the new vote will be held. In the case of a tie in votes after the new vote lots will be drawn by the chairman of the general meeting to reach a decision.
7. All proposals may be accepted by acclamation if none of the persons entitled to vote opposes this.
8. No vote may be cast in the general meeting for a share which is held by the company or by a subsidiary company.
9. In determining to what extent the shareholders are voting, attending or represented, or to what extent the share capital is made available or represented, the shares for which the law states that no vote can be cast, are not taken into account.

Decision-making when the
entire subscribed capital is present

Article 21

The general meeting may adopt resolutions regarding all subjects which arise, provided that there is an unanimous vote, if all the shareholders are present, even if the provisions on the place and calling of the general meeting have not been complied with.

Decision-making without calling a general meeting

Article 22

Shareholders may also adopt resolutions without calling a general meeting, provided that all the shareholders have declared to be in favour of the proposal in writing, by telegraph, telex or fax.

Financial year

Article 23

The company's financial year runs from the first day of April upto and including the thirty-first day of March of the following year.

Annual accounts

Article 24

1. The board of managing directors will draw up the annual accounts, consisting of the balance sheets and a profit and loss account, with an explanation thereto, within five months of the end of the financial year, unless this period has been extended by the general meeting for a maximum of six months on grounds of special circumstances.
2. The annual accounts are signed by all managing directors; if any signature is missing, the reason for this is stated.

Discharge of the management

Article 25

The unconditional adoption of the annual accounts by the general meeting discharges, subject to legal limitations, the managing directors for their management for the financial year concerned.

Dividend

Article 26

1. The profit is entirely at the disposal of the general meeting.
2. The company may only make distributions to shareholders and others entitled to profits, in as far as its equity is larger than the paid-up and called part of the capital, plus the reserves which must be maintained by law.
3. Distribution of profits occurs after the annual accounts have been adopted, evidencing that such is justified.
4. The company may only make interim distributions if the provisions of paragraph 2 have been complied with.
5. No profit is paid on shares to the company.
6. The claim to dividend expires after five years.

Amendments to the articles of association
and dissolution of the company

Article 27

1. A resolution to amend the articles of association, or to dissolve the company, may only be adopted by the general meeting.
2. In calling a general meeting in which there shall be dealt with a proposal to amend the articles of association, the text of the

proposed amendment to the articles of association shall be included in the notification. In addition, this text will be made available at the company's offices for inspection by shareholders from the day the meeting is called until after the meeting.

Liquidation

Article 28

1. Following the dissolution of the company, the liquidation will be effected by the managing directors, unless the general meeting resolves otherwise.
2. The general meeting determines the remuneration of the liquidators.
3. During the liquidation, the provisions of the articles of association will remain in force in as far as possible, such that the provisions on the board of managing directors apply to the liquidators.
4. Anything remaining after payment to the creditors is paid to the shareholders in proportion to the number of shares they own.
5. The books and records of the company will remain with the person appointed for this purpose by the general meeting for the period required by the law.

Concluding declarations

The appearer further declared:

- That one million eight hundred fifteen thousand and two hundred (1.815.200) shares of the authorised capital, numbered 1 up to and including 1.815.200, each share having a par value of one Euro cent (EUR 0,01), have been placed with the incorporator, so that the subscribed capital amounts to eighteen thousand one hundred and fifty-two Euro (EUR 18.152,=).
- That for the benefit of the company the incorporator has agreed to pay up his shares in full in money, which payment has been effected, which appears from the statement to be attached to this deed as referred to in the law, which payment is hereby accepted by the company.
- That payment in foreign currency is permitted.
- That the initial managing directors shall be:
  - Robert Roscoe Bernard Dykes, residing at Los Altos, California 94022, United States of America, 483 Santa Barbara Drive, born at Wellington, New Zealand, on the twelfth day of June nineteen hundred forty-nine;
  - Jacobus Johannes van Ginkel, residing at (2121 XM) Bennebroek, the Netherlands, Abraham van de Hulstlaan 20, born at Voorburg, the Netherlands, on the eleventh day of December nineteen hundred fifty-eight; and
  - Jacobus Cornelis Maria Veerman, residing at (1132 GG) Volendam, the Netherlands, Logger 24, born at Edam, the Netherlands, on the eleventh day of February nineteen hundred sixty-eight.
- That the first office address of the company shall be: (1075 AD) Amsterdam, the Netherlands, Koningslaan 34.

- That the first financial year shall end on the thirty-first day of March, two thousand.
- That the ministerial declaration of non-objection, as referred to in article 2:175 of the Dutch Civil Code was granted on the twenty-third day of March nineteen hundred and ninety-nine, under number B.V. 1069135 and is attached to this deed.

POWER OF ATTORNEY

The aforementioned power of attorney appears sufficiently, to me, civil law notary, from one (1) private deed, which power of attorney will be attached to this deed.

The appearer is known to me, civil law notary, and the identity of the appearer has been established by me, civil law notary, by means of the abovementioned identity document.

Whereof an original deed
was executed in Rotterdam on the date stated above.

After the contents of this deed have been stated to the appearer and she declared that she had noted the contents of the deed and did not desire the deed to be read out full, after being read out in part, this deed was immediately signed by appearer and me, civil law notary.